                                                                   Exhibit 10.31

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                LICENSE AGREEMENT

                                 by and between

                                  SEPRACOR INC.

                                       and

                          HOECHST MARION ROUSSEL, INC.

                                 [EX-US LICENSE]

                                 August 31, 1999

      This document is the confidential information of both parties hereto. It should be distributed on a need-to-know basis and kept in secure area.

                                TABLE OF CONTENTS

                                                                     Page

ARTICLE 1 - DEFINITIONS................................................1

ARTICLE 2 - LICENSE GRANT..............................................5

ARTICLE 3 - PENDING PROCEEDINGS AND ACTIONS............................6

ARTICLE 4 - ROYALTIES..................................................6

ARTICLE 5 - ROYALTY PAYMENTS, REPORTS AND RECORDS......................7

ARTICLE 6 - RIGHTS IN TECHNOLOGY, INVENTIONS AND PATENTS...............9

ARTICLE 7 - INFRINGEMENT INVOLVING PRODUCT............................10

ARTICLE 8 - CONFIDENTIALITY...........................................11

ARTICLE 9 - TERM......................................................12

ARTICLE 10 - BREACH AND TERMINATION...................................12

ARTICLE 11 - RIGHTS AND OBLIGATIONS UPON TERMINATION..................13

ARTICLE 12 - REPRESENTATIONS AND WARRANTIES...........................14

ARTICLE 13 - INDEMNIFICATION..........................................15

ARTICLE 14 - FORCE MAJEURE............................................16

ARTICLE 15 - NOTICES..................................................16

ARTICLE 16 - WAIVER...................................................17

ARTICLE 17 - ENTIRE AGREEMENT.........................................17

ARTICLE 18 - ASSIGNMENT...............................................18

ARTICLE 19 - TITLES...................................................18

ARTICLE 20 - PUBLICITY................................................18

ARTICLE 21 - UNENFORCEABLE PROVISIONS.................................20

ARTICLE 22 - CONSTRUCTION.............................................20

ARTICLE 23 - CHOICE OF LAW............................................20

ARTICLE 24 - HMR OWNERSHIP............................................20

ARTICLE 25 - EXECUTION................................................21

ARTICLE 26 - DISPUTE RESOLUTIONS......................................21

ARTICLE 27 - CLOSING..................................................22

SCHEDULE 1.17     CLAIMS ENCOMPASSING PRODUCT

SCHEDULE 1.19     SEPRACOR PATENTS

SCHEDULE 3.1      RELEASE

SCHEDULE 20.1     JOINT PRESS RELEASE

SCHEDULE 20.2.2   LISTING OF ALLEGRA(R)

SCHEDULE 26       ARBITRATION PROVISIONS

This License Agreement is made as of this 31st day of August, 1999 (the "Effective Date") by and between Sepracor Inc. ("Sepracor"), a Delaware corporation having a place of business at 111 Locke Drive, Marlborough, Massachusetts 01752, and Hoechst Marion Roussel, Inc. ("HMR"), a Delaware corporation having a place of business at Route 202-206, P.O. Box 6800, Bridgewater, New Jersey 08807.

BACKGROUND

WHEREAS, Sepracor owns a portfolio of patents and patent applications generally directed to Terfenadine Carboxylate Technology and certain know-how relating to Terfenadine Carboxylate Technology;

WHEREAS, HMR and Sepracor are parties to a number of ongoing actions and proceedings in various forums and countries, including proceedings in the Australian, United Kingdom, and European Patent Offices, and actions in Belgium and England;

WHEREAS, Sepracor is willing to license HMR the exclusive right to use the Sepracor Technology to develop and sell Product in the Territory; and

WHEREAS, HMR wishes to accept such license.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the sufficiency of which is hereby acknowledged, the parties to this Agreement mutually agree as follows:

ARTICLE 1 - DEFINITIONS

For purposes of this Agreement, the following initially capitalized terms in this Agreement, whether used in the singular or plural, shall have the following meanings, unless the context clearly requires otherwise:

1.1 Affiliate. "Affiliate" shall mean, with respect to either party hereto, any corporation, company, partnership, joint venture or any other entity which directly or indirectly controls, is controlled by, or is under common control with such party. For purposes of this definition, "control" shall mean direct or indirect ownership of at least fifty percent (50%) of the outstanding voting securities of the entity.

1.2 Agreement. "Agreement" shall mean this License Agreement, including all Schedules hereto.

1.3 Business Day. "Business Day" shall mean a day on which banks are open for business in both Marlborough, Massachusetts and Bridgewater, New Jersey.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

1.4 Combination Patent. "Combination Patent" shall mean any and all foreign equivalents of United States Patent Application Serial No. [**] in the Territory, and any and all related patent applications in the Territory, including any additions, divisions, continuations, continuations-in-part, reissues, reexaminations, substitutions, extensions, patent term extensions and renewals, and patents issued therefrom.

1.5 Combination Product. "Combination Product" shall mean a Product which is comprised in part of Compound, and in part of one or more other active ingredients; provided, however, that Combination Product shall not include any Product all active ingredients of which are recited in a Live Claim of one or more issued Sepracor Patents. Notwithstanding the foregoing, Products containing Compound and pseudoephedrine as the only active ingredients, including but not limited to the Product currently identified by the trademark Allegra-D(R), shall not be considered a Combination Product for the purposes of this Agreement.

1.6 Compound. "Compound" shall mean the terfenadine metabolite known as terfenadine carboxylate and fexofenadine, also identified by the chemical name 4-[1-hydroxy-4-[4-(hydroxydiphenylmethyl)-1-piperidinyl]butyl]-
      (alpha)-(alpha)-dimethyl benzeneacetic acid, and any stereoisomer, solvate, clathrate, salt, or non-covalent derivative thereof.

1.7 Confidential Information. "Confidential Information" shall mean all Sepracor Know-How, and all technical and scientific know-how and information, pre-clinical and clinical trial results, computer programs, knowledge, technology, means, methods, processes, practices, formulas, techniques, procedures, designs, drawings, apparatus, written and oral representations of data, specifications, and all other scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, verbally or electronically, which is provided by one party to the other party in connection with this Agreement. When Confidential Information is disclosed in a manner other than in writing, it shall be reduced to written form, marked "Confidential" and transmitted to the receiving party within [**] Business Days of disclosure to the receiving party.

1.8 Control or Controlled. "Control" or "Controlled", when used in connection with intellectual property rights, shall mean the legal authority or right of a party hereto to grant a license or sublicense of intellectual property rights to another party hereto, or to otherwise disclose proprietary or trade secret information to such other party, without breaching the terms of any agreement with a Third Party or misappropriating the proprietary or trade secret information of a Third Party. Information that is generally known or available to the public as of the

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

      Effective Date, or which becomes known or available to the public through no fault of the party, shall not be deemed Controlled by a party hereto.

1.9   Dollar. "Dollar" shall mean lawful money of the United States of America.

1.10 Generic Equivalent. "Generic Equivalent" shall mean any pharmaceutical product that is sold by a Third Party without the consent or approval of HMR or any Affiliate or Licensee thereof, and which includes the same Compound as an active ingredient as that used in a particular Product for the same indication and by the same route of administration as the particular Product. For the purposes of this Section 1.10, an Optically Pure stereoisomer of a Compound shall be considered a separate and distinct Compound, and solvates, clathrates, salts or noncovalent derivatives of a Compound shall be considered one and the same Compound.

1.11 Improvement. "Improvement" shall mean any enhancement of or improvement to Terfenadine Carboxylate Technology developed, invented or acquired by, or coming under the Control of, Sepracor during the course or term of this Agreement.

1.12 Licensee. "Licensee" shall mean any person, corporation, unincorporated body, or other entity that is not an Affiliate of HMR and to whom HMR grants a sublicense of the rights granted to HMR pursuant to this Agreement.

1.13 Live Claim. "Live Claim" shall mean a claim of any issued, unexpired patent which has not been withdrawn, canceled or surrendered, or held invalid or unenforceable by a court of competent jurisdiction in a final, unappealable decision.

1.14 Net Sales. "Net Sales" shall mean the gross amount invoiced by HMR and its Affiliates and Licensees on account of sales of Product to Third Parties in the Territory, less the total of [**] and/or [**] and other [**] to the extent [**] in the [**] and other [**] to the extent [**] in the [**] pursuant to [**] or the equivalent thereof.

      Actual Net Sales for any Combination Product (except Product encompassed by a Live Claim of an issued Sepracor Patent) shall be multiplied by the Combination Allocation Portion (as defined below) attributable to such Combination Product. The "Combination Allocation Portion", as used herein, shall mean [**] as its [**] only the [**] of the [**] containing as its active ingredient [**] and the [**] that are [**] by a [**] to a [**]
      Section 1.14(a)-

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

      (f) above. [**] for the other [**] in the [**] that are [**] on the [**] for such [**]

1.15 Optically Pure. "Optically Pure" shall mean Compound comprising at least ninety percent (90%) by weight of one stereoisomer and ten percent (10%) by weight or less of the other stereoisomer.

1.16 Payment Period. "Payment Period" shall mean a calendar quarter ending on March 31st, June 30th, September 30th, or December 31st; provided, however, that the first Payment Period under this Agreement shall include the calender quarter ending September 30, 1999, and the period from March 1, 1999, to June 30, 1999.

1.17 Product. "Product" shall mean any composition which contains Compound as an active ingredient, and that is encompassed by a Live Claim of a Sepracor Patent. Product shall include any Product encompassed by a Live Claim of an issued Combination Patent. Product containing an Optically Pure stereoisomer of a Compound shall be considered a separate and distinct Product. Product containing solvates, clathrates, salts or noncovalent derivatives of a Compound shall be considered one and the same Product. If encompassed by a Live Claim of a Combination Patent, Product containing one or more leukotriene inhibitors and fexofenadine shall be considered a separate and distinct Product, and not a Combination Product. Line extensions of a Product shall be considered one and the same Product; for example, the composition currently identified by the trademark Allegra-D(R) shall be considered the same Product as the composition currently identified by the trademark Allegra(R). For the purposes of this Agreement, claims identical or substantially equivalent to those set forth in Schedule 1.17 are deemed to be claims that encompass Product as specified in Schedule 1.17.

1.18 Sepracor Know-How. "Sepracor Know-How" shall mean all proprietary, non-public Terfenadine Carboxylate Technology, including, without limitation, processes, techniques, formulas, data, methods, equipment designs, know-how, show-how and trade secrets, discoveries, practices, inventions, technology, manufacturing procedures, test procedures, purification and isolation techniques, instructions, test data and other intellectual property, patentable or otherwise, tangible or intangible, that are owned or Controlled by Sepracor as of the Effective Date or which were developed by or at the request of Sepracor prior to or during the term of this Agreement and which are not generally known; provided, however, that "Sepracor Know-How" shall not include any HMR information or materials.

1.19 Sepracor Patents. "Sepracor Patents" shall mean all patents and patent applications in the Territory owned or Controlled by Sepracor at any time during the term of this Agreement and relating to Terfenadine Carboxylate Technology, including those set forth in Schedule 1.19 hereto as it may be updated from time to time, and all additions, divisions, continuations, continuations-in-part, reissues, re-examinations, substitutions, extensions, supplementary protection certificates, and renewals thereof (or foreign equivalents in the Territory of any of the foregoing), and patents issued therefrom. The term "Sepracor Patents" includes Combination Patents.

1.20 Sepracor Technology. "Sepracor Technology" shall mean the Sepracor Patents, Sepracor Know-How and Improvements.

1.21 Terfenadine Carboxylate Technology. "Terfenadine Carboxylate Technology" shall mean technology related to Compound, including, but not limited to, methods of use, processes, compositions, or formulations thereof.

1.22 Territory. "Territory" shall mean countries of the entire world aside from the United States and its territories and possessions as of the Effective Date.

1.23 Third Party. "Third Party" shall mean any person, corporation, unincorporated body, or other entity other than Sepracor and HMR and their respective Affiliates and HMR's Licensees.

ARTICLE 2 - LICENSE GRANT

2.1 Sepracor grants to HMR an exclusive (exclusive even as to Sepracor) license to develop, have developed, make, have made, use, market, sell, have sold and distribute Product in the Territory under the Sepracor Technology, subject to the terms and conditions set forth in this Agreement.

2.2 The rights and licenses granted hereunder shall be sublicensable by HMR subject to the terms and conditions set forth in this Agreement, provided that HMR remains responsible to Sepracor under this Agreement and each Licensee confirms in writing to HMR that it agrees to be bound by all of the terms and conditions contained in this Agreement.


ARTICLE 3 - PENDING PROCEEDINGS AND ACTIONS

3.1 The parties will execute a mutual release in substantially the same form attached as Schedule 3.1, dismissing, withdrawing, releasing or terminating any and all proceedings or actions currently pending against the other party before any court,

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

      administrative agency, patent authority or other government agency or the equivalent thereof in the Territory and pertaining to the subject matter of this Agreement. The provisions of Articles 15, 19, 22, 23 and 25 of this Agreement shall apply with equal force and effect to the mutual release set forth in Schedule 3.1.

3.2 HMR shall not be obligated to deliver to Sepracor any amount payable pursuant to Section 4.1.2 prior to Sepracor's or its agent's or representative's execution of notifications or other correspondence substantially in the forms set forth in Exhibits 1-4, 6 and 7 of Schedule 3.1.

ARTICLE 4 - ROYALTIES

4.1   In consideration of the rights and licenses granted under the Sepracor
      Technology:

      4.1.1 HMR shall pay to Sepracor a royalty of [**] on the Net Sales of Product in the Territory ("Royalties").

      4.1.2 Royalties shall be payable on Net Sales of Product in the Territory, on a country by country basis, beginning upon the later of March 1, 1999, and the date of issuance of a Sepracor Patent in such country in the Territory, and continuing on a Product by Product basis until the first of the following to occur: (1) with respect to a particular Product line, the introduction in such country in the Territory of a Generic Equivalent of a Product in such Product line by a Third Party without approval or consent of HMR or any Affiliate or Licensee thereof; or (2) with respect to all Products, the expiration of the last of the Sepracor Patents in such country in the Territory. The period during which Royalties shall be payable is hereinafter referred to as the "Royalty Period." In those countries where Royalties on a Product are payable as of the date of issuance of a Sepracor Patent in such country, Royalties payable for the month in which the Sepracor Patent issues shall be calculated on a pro rata basis, for example, if a Sepracor Patent issues on April 14th, sixteen thirtieths (16/30) of the total April Net Sales for that Product in the country will be used to calculate the Royalties due for April of the year of issuance. In addition, on a country by country basis, Royalties payable for the month during which Royalties on a Product cease to be payable in a country shall also be calculated on a pro rata basis.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

      4.1.3 With respect to that product which is not encompassed by a Live Claim of a granted or issued Sepracor Patent, no royalty will be due under this Agreement.

ARTICLE 5 - ROYALTY PAYMENTS, REPORTS AND RECORDS

5.1 HMR shall deliver to Sepracor within [**] days following the end of each Payment Period, beginning with the first Payment Period, a written report (the "Royalty Statement") describing, on a country-by-country basis, for the applicable Payment Period:

      (a)   the gross sales during the Payment Period for all Products;

      (b) the Net Sales during the Payment Period for all Products, and the exchange rate used to convert any currency other than Dollars into Dollars; and

      (c) the calculation used to determine the total Royalties due for the Payment Period.

5.2 Each Royalty Statement for a Payment Period required by Section 5.1 above shall be accompanied by full payment to Sepracor, made in accordance with
      Section 5.3, of Royalties and any interest which may have accrued in accordance with Articles 4 and 5.

5.3   With regard to any payments due to Sepracor, the following shall apply:

      (a) All payments to Sepracor pursuant to this Agreement shall be made by wire transfer, to Fleet Bank of Massachusetts, 75 State Street, Boston, Massachusetts 02109 (ABA #011000138) to Account No. [**] or such other bank or account as Sepracor may from time to time designate in writing. All such payments shall be made in Dollars.

      (b) If Net Sales of any Product for a Payment Period is stated in a currency other than Dollars, then, for the purpose of determining the amount of Royalties payable to Sepracor such Net Sales shall be converted into Dollars using an average exchange rate between those two currencies during the Payment Period for which such Royalties become due, wherein such calculated average exchange rate is calculated as the average of the exchange rates most recently quoted in the Wall Street Journal in New York on or before each of the last days for (i) each month in the Payment Period, and (ii) the last month in the immediately preceding Payment Period. If no such exchange rates have been quoted in the Wall Street Journal in New York at any time during the twelve (12) month period preceding the date on which such Royalties become due, then such Net Sales shall be converted to Dollars at the average exchange rate used by BankBoston during the Payment Period.

      (c) Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

      (d) Payments hereunder shall be considered to be made as of the day on which they are received in Sepracor's designated bank account.

      (e) All payments due to Sepracor hereunder but not paid by HMR on the due date thereof shall bear interest at the rate which is the lesser of: (i) LIBOR plus two percent (2%) per annum; and (ii) the maximum lawful interest rate permitted under applicable law. Such interest shall accrue on the balance of unpaid amounts from time to time outstanding from the date on which portions of such amounts become due and owing until payment thereof in full.

5.4 Any income or other taxes which HMR is required by law to pay or withhold on behalf of Sepracor with respect to Royalties, and any interest thereon, payable to Sepracor under this Agreement, shall be deducted from the amount of such Royalties and any interest due, and paid or withheld, as appropriate, by HMR on behalf of Sepracor. Any such tax required to be paid or withheld shall be an expense of and borne solely by Sepracor. The previous two sentences notwithstanding, the parties hereto will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable law, in order to enable HMR to make such payments to Sepracor without any deduction or withholding.

5.5 HMR shall keep and maintain, and shall cause its Affiliates, Licensees and assigns to keep and maintain, complete and accurate records and books of account in sufficient detail and form so as to enable Royalties and any interest payable to be determined, including but not limited to, true and accurate records of sales of Products and calculations of Net Sales and Royalties. Sepracor shall have the right to audit the records of HMR at its own expense (except as otherwise provided in Section 5.6) using HMR's independent certified accountants unless good cause can be shown as to why such accountants should not be used, in which case Sepracor may elect to use any nationally recognized firm of independent certified accountants to whom HMR has shown no good cause objection. Such accountants will have access on reasonable notice to HMR and its Affiliates' and Licensees' records during reasonable business hours for the purpose of verifying the Royalties and any interest payable as provided in this Agreement for the two preceding years. Notwithstanding the foregoing, this right may not be exercised more than once in any calendar year, and once a calendar year is audited it may not be reaudited, and said accountant shall disclose to Sepracor only information relating solely to the accuracy of the Royalty Statements provided to Sepracor and the payments made to Sepracor under this Agreement.

5.6 Any adjustment required as a result of an audit conducted under this Article shall be made within twenty-five (25) days after the date on which the accountant conducting the audit issues a written report to Sepracor and HMR containing the results of the audit. If any underpayment by HMR is greater than ten percent (10%) of the amount previously paid to Sepracor for the relevant Payment Period(s), the costs and expenses of the audit shall be paid for by HMR. In the case of overpayment, HMR may elect, at its option, to either offset
      Royalties and any interest payable to Sepracor by the amount of the overpayment or request reimbursement and HMR shall, within ten (10) Business Days of issuance of the auditor's written report, provide written notice to Sepracor of its election regarding any overpayment. If HMR elects reimbursement of an overpayment, Sepracor shall have the longer of a) ten (10) Business Days from its receipt of HMR's written notice, or b) twenty-five (25) days after the date on which the accountant conducting the audit issues a written report to Sepracor and HMR containing the results of the audit, to send HMR the requested overpayment reimbursement.

5.7 No part of any amount payable to Sepracor under this Agreement may be reduced due to any counterclaim, set-off, adjustment or other right which HMR might have against Sepracor, any other party or otherwise, except as expressly stated to the contrary in this Agreement.

ARTICLE 6 - RIGHTS IN TECHNOLOGY, INVENTIONS AND PATENTS

6.1 Sepracor agrees to use reasonable efforts to continue, at its sole cost and expense, the prosecution of the Sepracor Patents and maintenance of the Sepracor Patents and Sepracor Know-How. Prosecution of pending patent applications shall mean through final patent office appeal and any opposition proceedings or the like, including but not limited to, re-issue applications and re-examination proceedings or the equivalent thereof.

6.2 After the Effective Date, Sepracor and HMR shall consult with each other in connection with prosecution and maintenance of, and annuities for, the Sepracor Patents. Sepracor agrees to provide HMR with a reasonable opportunity to comment on all material written correspondence issued by the relevant patent office in connection with Sepracor Patents, and Sepracor shall notify HMR of the allowance, grant or acceptance of any Sepracor Patent. Should Sepracor decide not to pursue or maintain any of the Sepracor Patents, it shall first offer to assign such Sepracor Patents to HMR before letting such Sepracor Patents lapse.

6.3 Sepracor shall consult and cooperate with HMR in good faith with respect to the filing of any patent applications for Improvements and the maintenance of patents issued thereon including, without limitation, by executing and obtaining from employees and other persons all assignments and other documents reasonably required in connection therewith.

ARTICLE 7 - INFRINGEMENT INVOLVING PRODUCT

7.1 In the event that either HMR or Sepracor becomes aware of Third Party infringement of any issued Sepracor Patent in the Territory, which infringement involves Product, it will notify the other party in writing to that effect. Any such notice shall include evidence to support an allegation of infringement by such Third Party.

      7.1.1 Except as provided in Section 7.1.3, HMR shall have the right, but not the obligation, to enforce (with Sepracor's cooperation and at HMR's expense) any Sepracor Patents licensed hereunder against infringement by Third Parties. Any recovery or damages derived from enforcement of any Sepracor Patent shall be used to first reimburse HMR for its documented out-of-pocket legal expenses and costs relating to such enforcement, then to reimburse Sepracor for its documented out of pocket legal expenses and costs relating to such enforcement. Any remaining compensatory damages, such as lost profit damages and reasonable royalty damages, shall be treated as Net Sales hereunder for which Sepracor shall be entitled to received a royalty as provided in Articles 4 and 5 of this Agreement. Any punitive damages, exemplary damages, or other enhanced damages shall be shared equally by the parties.

      7.1.2 Except as provided in Section 7.1.3, in the event of infringement of Sepracor Patents, if HMR does not file suit or enter into negotiations with the Third Party infringer of such Sepracor Patents within three (3) months of receiving evidence of such infringement that provides a reasonable basis for jurisdiction of a court, then Sepracor shall have the right, but not the obligation, to enforce the Sepracor Patents against such infringement (on its own behalf and at its own expense). Any recovery or damages derived from enforcement of any Sepracor Patent shall first be used to reimburse Sepracor for its documented out of pocket legal expenses and costs relating to such enforcement, then to reimburse HMR for its documented out of pocket legal expenses and costs relating to such enforcement. Any remaining damages shall be divided by allocating three quarters of such damages to Sepracor and one quarter of such damages to HMR.

      7.1.3 Notwithstanding any other provisions herein, if HMR, or its Affiliates or Licensees is not selling any Product encompassed by a Live Claim of an issued Combination Patent in the Territory, and infringement by a Third Party involves Product encompassed by such a Live Claim of an issued Combination Patent, Sepracor shall have the right, but not the obligation, to enforce the Combination Patents against such infringement (on its own behalf and at its own expense), and Sepracor shall retain all recoveries from such enforcement.

7.2 In any suit or dispute involving infringement of Sepracor Patents by a Third Party, the parties shall cooperate fully. Upon the request and at the expense of the party bringing suit, the other party shall make available to the party bringing suit at reasonable times and under appropriate conditions all relevant assistance. In particular, the parties agree to furnish technical and other necessary assistance to each other in conducting any litigation involving Product necessary to enforce or defend the Sepracor Patents against Third Parties.

ARTICLE 8 - CONFIDENTIALITY

8.1 During the term of this Agreement, and for a period of five (5) years thereafter, each party hereto will maintain in confidence all Confidential Information disclosed by the other party hereto. Neither party shall use, disclose or grant use of such Confidential Information except as required under this Agreement. To the extent that disclosure is authorized by this Agreement, the disclosing party shall obtain prior agreement from its employees, agents, consultants, Affiliates, Licensees or clinical investigators to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each party shall use at least the same standard of care as it uses to protect its own Confidential Information to ensure that such employees, agents, consultants Affiliates, Licensees and clinical investigators do not disclose or make any unauthorized use of such Confidential Information. Each party shall promptly notify the other upon discovery of any unauthorized use or disclosure of Confidential Information. Confidential Information shall not include any information which:

      8.1.1 was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure by the other party;

      8.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the other party;

      8.1.3 becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

      8.1.4 was disclosed to the receiving party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the other party not to disclose such information; or

      8.1.5 was independently developed by the receiving party without reference to the disclosure by the other party.

8.2 The parties agree that the material financial terms of the Agreement shall be considered the Confidential Information of both parties.

8.3 Each party may disclose the Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, or complying with any applicable statute or governmental regulation. In addition, either party may disclose Confidential Information to its Affiliates, and HMR may disclose such Confidential Information to its Licensees; provided, however, in connection with any such disclosure the disclosing party shall use diligent efforts to secure confidential treatment of such information.

8.4 The parties shall undertake to ensure that all their employees who have access to Confidential Information of the other party are under obligations of confidentiality fully consistent with those provided in this Article 8.

ARTICLE 9 - TERM

9.1 This Agreement will commence as of the Effective Date and, unless sooner terminated as provided hereunder, shall continue in full force and effect on a country-by-country basis in the Territory until the expiration of the last to expire of Sepracor Patents in a country, at which point HMR will have a fully paid-up, royalty-free and irrevocable non-exclusive license under the Sepracor Technology in such country.

ARTICLE 10 - BREACH AND TERMINATION

10.1 In the event HMR or Sepracor are in material breach of any of the respective obligations and conditions contained in this Agreement, the other party shall be entitled to give the breaching party written notice requiring it to cure such material breach. If such material breach is not cured within ninety (90) days after receipt of such written notice, the notifying party may seek a determination of damages for the uncured breach from the breaching party. If the uncured breach is an uncured material breach under Section 20.6 of this Agreement, Sepracor agrees that such uncured breach may result in irreparable harm to HMR and HMR may seek temporary or permanent injunctive relief or other equitable relief.

10.2  HMR may terminate this Agreement for any reason by giving Sepracor sixty
      (60) days written notice. In the event of such a termination, HMR shall relinquish all rights and licenses granted by Sepracor to HMR under the Agreement and return all Sepracor Know-How, except for one copy of any documents, which shall be retained for solely for the purpose of determining any continuing obligations under Articles 8 and 13 of this Agreement.

10.3 Sepracor shall have the right to terminate this Agreement, effective immediately, if HMR (i) does not comply with the provisions of Article 3 and Section 27.1.4, or (ii) except as provided in Articles 6 and 7, without the consent of the other party, at any time after the Effective Date of this Agreement initiates or participates in (a) any proceeding or action against Sepracor or its Affiliates involving Compound or Product, or (b) any proceeding or action involving Sepracor Technology, in each case before any court, administrative or other government agency, or patent authority.

10.4 HMR shall have the right to terminate this Agreement, effective immediately, if Sepracor (i) does not comply with the provisions of
      Article 3 and Section 27.1.4, or (ii) except as provided in Articles 6 and 7, without the consent of the other party, at any time after the Effective Date of this Agreement initiates or participates in (a) any proceeding or action against HMR or its Affiliates involving Compound or Product, or (b) any proceeding or action involving HMR's technology relating to Compound, in each case before any court, administrative or other government agency, or patent authority.

10.5 In the event that one of the parties hereto becomes bankrupt or insolvent, a receiver or a trustee is appointed for the property or estate of such party and said receiver or trustee is not removed within sixty (60) days, or the party makes an assignment for the benefit of its creditors, and whether any of the aforesaid events be the outcome of the voluntary act of that party, or otherwise, the other party shall be entitled to terminate this Agreement forthwith by giving a written notice to the first party.

10.6 Nothing herein shall prevent either party hereto from exercising such party's right to obtain temporary or permanent injunctive relief or other equitable relief.

ARTICLE 11 - RIGHTS AND OBLIGATIONS UPON TERMINATION

11.1 Termination of this Agreement by either party shall not prejudice the rights of such party under this Agreement, at law or in equity or otherwise, to seek damages or injunctive relief for any breach of this Agreement by the other party hereto.

11.2 The termination of this Agreement for any reason shall be without prejudice to (i) Sepracor's right to receive all payments accrued and unpaid as of the effective date of such termination, (ii) the provisions of Section 5.5 and 5.6 hereof as to Payment Periods, or any portion thereof, prior to the effective date of such termination, and (iii) the remedy of either party hereto in respect of any previous breach of any of the covenants herein contained.

11.3  Articles 8, 11, 13, 20 and 24 shall survive termination of this Agreement.

ARTICLE 12 - REPRESENTATIONS AND WARRANTIES

12.1  Sepracor represents and warrants to HMR that:

      12.1.1 The execution, delivery and performance of this Agreement by Sepracor does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, and, to the best of its knowledge, does not violate any material law or regulation of any court, governmental body or administrative or other agency having authority over it;

      12.1.2 Sepracor is not currently a party to, and during the term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with its obligations under this Agreement;

      12.1.3 Sepracor is duly organized and validly existing under the laws of the state of its incorporation and has full legal power and authority to enter into this Agreement;

      12.1.4 Sepracor is not currently subject to any order, decree or injunction by a court of competent jurisdiction which prevents or materially delays the consummation of the transactions contemplated by this Agreement;

      12.1.5 Sepracor is the sole and exclusive owner or licensee of the Sepracor Patents and the Sepracor Know-How, all of which, to the best of Sepracor's knowledge, are free and clear of any liens, charges and encumbrances, and, except for Sepracor's Affiliates, no other person, corporate or other private entity, or governmental entity or subdivision thereof has, or shall have, any claim of control with respect to the Sepracor Patents and the Sepracor Know-How as they relate to Terfenadine Carboxylate Technology or Product; and

      12.1.6 In the Territory, there are no Third Party claims, judgments or settlements against or owed by Sepracor pending or, to the knowledge of Sepracor, threatened, with respect to the Sepracor Patents and the Sepracor Know-How as they relate to Terfenadine Carboxylate Technology or Product.

12.2  HMR represents and warrants to Sepracor that:

      12.2.1 The execution, delivery and performance of this Agreement by HMR does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, and, to the best of its knowledge, does not violate any material law or regulation of any court, governmental body or administrative or other agency having authority over it;

      12.2.2 HMR is not currently a party to, and during the term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with its obligations under this Agreement;

      12.2.3 HMR is duly organized and validly existing under the laws of the state of its incorporation and has full legal power and authority to enter into this Agreement; and

      12.2.4 HMR is not currently subject to any order, decree or injunction by a court of competent jurisdiction which prevents or materially delays the consummation of the transactions contemplated by this Agreement.

12.3 THE LIMITED WARRANTIES CONTAINED IN THIS ARTICLE ARE THE SOLE WARRANTIES GIVEN BY THE PARTIES AND ARE MADE EXPRESSLY IN LIEU OF AND EXCLUDE ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, INFRINGEMENT OR OTHERWISE, AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES PROVIDED BY COMMON LAW, STATUTE OR OTHERWISE ARE HEREBY DISCLAIMED BY BOTH PARTIES.

ARTICLE 13 - INDEMNIFICATION

13.1 HMR agrees to defend, indemnify and hold harmless, Sepracor, its successors and assigns, and its officers, directors, employees, agents, Affiliates and any person who controls any of such persons (an "Indemnified Sepracor Party") from and against any and all liabilities, claims, demands, judgments, losses, costs, damages, fees or expenses (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified Sepracor Party in connection therewith) (collectively, "Damages") that such Indemnified Sepracor Party may sustain, suffer or incur (a) arising out of or in connection with any product liability action brought by a Third Party purchaser or user (or any heir or assign thereof) of a Product, including, but not limited to, any actual or alleged injury, damage, death or other consequence occurring to any person as a result, directly or indirectly, of the possession, use or consumption of any Product, whether claimed by reason of breach of warranty, negligence, product defect or otherwise, or
      (b) arising out of or in connection with acts or omissions by or on behalf of HMR or any Affiliate or Licensee thereof with respect to themanufacture, commercialization, marketing, sale or use of any Product.

13.2 Sepracor shall defend, indemnify and hold harmless HMR, its successors and assigns, and its officers, directors, employees, agents, Affiliates and any person who controls any of such persons (an "Indemnified HMR Party") from and against any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified HMR Party in connection therewith) (collectively, "Damages") that such Indemnified HMR Party may sustain to the extent that such Damages are attributed to any breach of any representation, warranty, covenant or agreement of Sepracor contained in this Agreement.

ARTICLE 14 - FORCE MAJEURE

14.1 No failure or omission by the parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement nor create any liability if the same shall arise from any cause or causes beyond the control of the parties, including, but not limited to, the following which, for the purposes of this Agreement, shall be regarded as beyond the control of the party in question: act of God; acts or omissions of any government or any rules, regulations or orders of any governmental authority or any officer, department, agency or instrument thereof; fire; storm; flood; earthquake; accident; acts of the public enemy; war; rebellion; insurrection; riot; invasion; or strikes or lockouts.

ARTICLE 15 - NOTICES

15.1 Any notice required or permitted to be given under this Agreement shall be mailed by registered or certified air mail, postage prepaid, addressed to the party to be notified at its address stated below, or at such other address as may hereafter be furnished in writing to the notifying party or by telefax to the numbers set forth below or to such changed telefax numbers as may thereafter be furnished.

      If to SEPRACOR:   Sepracor Inc.
                        111 Locke Drive
                        Marlborough, MA 01752
                        Attn: Chief Executive Officer
                        Telefax: 508-357-7495

      If to HMR:

                        Hoechst Marion Roussel, Inc.
                        Route 202-206
                        P.O. Box 6800
                        Bridgewater, New Jersey 08807-0800
                        U.S.A.
                        Attention: Vice President, Licensing and Alliances
                        Telefax: 908-231-2257

With a copy to:
                        Morgan, Lewis & Bockius LLP
                        214 Carnegie Center
                        Princeton, New Jersey 08540
                        Attn: Randall B. Sunberg, Esq.
                        Telefax: 609-520-6639

Any notice sent under this Article shall be deemed to have been received on the date actually received, or (i) five (5) Business Days after being mailed in the case of a notice mailed by registered or certified mail, postage prepaid; and
(ii) one (1) Business Day after being transmitted in the case of a notice transmitted via telefax.

ARTICLE 16 - WAIVER

16.1 Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any provision of this Agreement in one or more instances shall operate or be construed as a waiver of any other condition or subsequent breach.

ARTICLE 17 - ENTIRE AGREEMENT

17.1 This Agreement constitutes the entire agreement between the parties hereto concerning the subject matter hereof and any representation, promise or condition in connection therewith not incorporated herein shall not be binding upon either party. This Agreement, including, without limitation, the Schedules attached hereto, are intended to define the full extent of the legally enforceable undertakings of the parties hereto, and no promise or representation, written or oral, which is not set forth explicitly herein is intended by either party to be legally binding.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

ARTICLE 18 - ASSIGNMENT

18.1 Except as otherwise provided herein, this Agreement is not assignable either in whole or in part without the prior written consent of the other party; provided, however, that either party may assign this Agreement to any of its Affiliates or to any successor by merger or sale of substantially all of the business unit to which the Agreement relates.

18.2 This Agreement will be binding upon successors and permitted assigns of the parties and the name of a party appearing herein will be deemed to include the name of such party's successors and permitted assigns to the extent necessary to carry out the intent of this section.

ARTICLE 19 - TITLES

19.1 It is agreed that the marginal headings appearing at the beginning of the numbered Articles hereof have been inserted for convenience only and do not constitute any part of this Agreement.

ARTICLE 20 - PUBLICITY

20.1 On or shortly after the date hereof, the parties will issue the joint press release regarding this Agreement attached hereto as Schedule 20.1 (the "Joint Press Release").

20.2 After the date hereof, [**] whether to the [**] stating that [**] or had [**] insofar as otherwise provided in this Agreement, [**]

      20.2.1 Notwithstanding any other provision in this Agreement, [**] after the date hereof, [**] concerning the subject matter of this Agreement, [**].

      20.2.2 Notwithstanding anything to the contrary in the foregoing, [**] the Agreement, [**] in any [**] including the [**] to this language in connection with [**]; provided, however, [**] For the avoidance of doubt, the parties agree that, [**] in connection with [**] the statements [**]

      20.2.3 Within [**] days of the date hereof, Sepracor shall provide to HMR the redacted version of this Agreement that Sepracor proposes to submit to the Securities and Exchange Commission (the "SEC"), and HMR shall have the right to provide comments thereon. Sepracor shall consider

             HMR's comments in good faith and, to the extent permitted by law, will not unreasonably withhold its acceptance of such comments. Sepracor shall notify promptly HMR of any comments of the SEC with respect to such submission.

20.3 HMR may use the Joint Press Release and any Sepracor announcement concerning the subject matter of this Agreement, and any statements made in any of the foregoing, without prior notice or approval.

      20.3.1 Notwithstanding anything to the contrary in the foregoing, but subject always to Sections 20.4 and 20.5 below, HMR may use whatever publicity, news release or public announcements, written or oral, whether to the public or press, stockholders, investors, customers, suppliers or otherwise which it deems, in it sole discretion, to be appropriate for the purpose of commercializing the Product in the Territory.

      20.3.2 Notwithstanding anything to the contrary in the foregoing, , but subject always to section 20.5 below, HMR may make reference to the ownership and origin of the technology underlying the Agreement, including, but not limited to, the outcome of HMR's determination of priority of invention between the Assigned Patents and the 542 application and the basis of such determination, including but not limited to the interference arbitrator's decision or opinion.

20.4 Except to the extent set forth in the Joint Press Release, neither party shall disclose the material business terms of this Agreement except to the extent required by law or regulation.

20.5 The parties acknowledge that the interference proceeding and arbitration between them are dissolved and settled by this Agreement, and neither party shall refer to the interference arbitrator's decision or opinion as a legally binding decision in or determination of the interference or arbitration thereof.

20.6 Any publicity, news release or public announcement made out of compliance with this Article will be considered a material breach of this Agreement subject only to the provisions of Section 10.1.

ARTICLE 21 - UNENFORCEABLE PROVISIONS

21.1 The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and
      (ii) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect such provision, or the application thereof, in any other jurisdiction.

ARTICLE 22 - CONSTRUCTION

22.1 As used in this Agreement, singular includes the plural and plural includes the singular, wherever so required by fact or context.

ARTICLE 23 - CHOICE OF LAW

23.1 The construction, validity and performance of this Agreement shall be governed in all respects by the laws of the United Kingdom, without giving effect to principles of conflict of laws and any suit brought pursuant to this Agreement shall be filed in the appropriate forum in London, England.

ARTICLE 24 - HMR OWNERSHIP

24.1 Nothing in this Agreement shall be construed as conveying or transferring patent or technology rights of any kind owned by HMR to Sepracor.

24.2 All business decisions, including, but not limited to, decisions concerning pricing, reimbursement, package design, sales and promotional activities for Product, and the decision to launch or continue to market Product in the Territory, shall be within the sole discretion of HMR.

24.3 No right, express or implied, is granted by this Agreement to use in any manner any trade name or trademark of HMR. When making reference to any HMR trademark relating to Compound, Sepracor shall include an acknowledgement that such trademark is the property of HMR. Such acknowledgement shall be included in an appropriate manner on, for example, any literature, promotional material or advertising. Sepracor will not use any of HMR's trademarks or trade names relating to Compound in a manner which a Third Party could reasonably consider to compromise the quality and goodwill associated therewith.

ARTICLE 25 - EXECUTION

25.1 This Agreement may be executed in counterparts, each of which shall for all purposes be deemed an original.

ARTICLE 26 - DISPUTE RESOLUTIONS

26.1 In the event any dispute, difference or question arises between the parties pertaining to or in connection with whether a Product is encompassed by a Live Claim of a Sepracor Patent in a country in the Territory, then such dispute shall be resolved in the step-wise process set forth in Sections 26.1(a) to (d) below.

      (a) Promptly upon receiving notice of the expected issuance or grant of a Sepracor Patent in a particular country, HMR shall make a good faith, reasonable determination as to whether the Product is encompassed by a Live Claim of a Sepracor Patent in that country.

      (b) If in good faith HMR reasonably determines that such Product is not encompassed by a Live Claim of a Sepracor Patent in the country, HMR shall provide Sepracor with written notification of its determination, and the parties shall meet and discuss the reasons for HMR's determination.

      (c) If the parties' discussions do not resolve the dispute as to whether a Product is encompassed by a Live Claim of a Sepracor Patent in the country, the parties shall jointly retain a mutually acceptable attorney with expertise in the field of patents and/or intellectual property rights in the relevant country to render an independent expert opinion on the issue. If both parties agree in writing with the independent expert's opinion, it will be binding upon the parties.

      (d) If either party does not agree in writing with the independent expert's opinion, within thirty (30) days of the receipt of the opinion, the disagreeing party may submit the disputed matter to binding arbitration in accordance with Schedule 26. If the disputed matter is not submitted to binding arbitration within the thirty
            (30) day period, the expert opinion will be final and binding on the parties for the purpose of determining whether the Product at issue is encompassed by a Live Claim of a Sepracor Patent in the country at issue.

ARTICLE 27 - CLOSING

27.1 The respective obligations of each party to effect the transactions contemplated under this Agreement shall be subject to the satisfaction, at or prior to the Effective Date of the following conditions (the performance of any of which by the other party may be waived in writing by Sepracor or HMR).

      27.1.1 Neither Sepracor nor HMR shall be subject to any order, decree or injunction by a court of competent jurisdiction which prevents or materially delays the consummation of the transactions contemplated hereby.

      27.1.2 No statute, rule or regulation shall have been enacted by the government, or any governmental agency of the United States or any state, municipality or other political subdivision thereof, that makes the consummation of the transactions contemplated hereby illegal.

      27.1.3 The representations and warranties of the other party shall be accurate in all material respects as of the time of the Effective Date and such other party shall have delivered a certificate of an officer certifying the same.

      27.1.4 The parties shall have executed a mutual release in substantially the form attached as Schedule 3.1, dismissing, withdrawing, releasing or terminating without prejudice any and all actions or proceedings currently pending against the other party before any court, administrative agency, patent authority or other government agency or the equivalent thereof in the Territory and pertaining to the subject matter of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives as of the day and year first above written.


                                    SEPRACOR INC.


                                    By:  /s/ Timothy J. Barberich
                                        ------------------------------
                                    Name:  Timothy J. Barberich
                                    Title: President & CEO


                                    HOECHST MARION ROUSSEL, INC.


                                    By:  /s/ Peter W. Ladell
                                        ------------------------------
                                    Name:  Peter W. Ladell
                                    Title: Chief Operating Officer

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


                                 SCHEDULE 1.19:

                                SEPRACOR PATENTS

                                       [**]